                                                                  EXHIBIT 12.2

                             MAGMA POWER COMPANY
                      RATIO OF EARNINGS TO FIXED CHARGES
                     (DOLLARS IN THOUSANDS, EXCEPT RATIO)

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
                                  THREE MONTHS ENDED
                                      MARCH 31,                      YEAR ENDED DECEMBER 31,
                                --------------------  -----------------------------------------------------
                                   1995       1994       1994       1993       1992       1991       1990
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
Pre-tax income from continuing
 operations ...................  $10,202    $13,657    $58,381    $74,913    $49,667    $41,204    $36,694
Capitalized interest, net of
 amortization .................   (3,008)        96       (326)       382        382        382        382
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                   7,098     13,753     58,055     75,295     50,049     41,586     37,076
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
Fixed Charges:
 Interest expense and
 amortization of deferred
 finance charges on all
 indebtedness .................   12,755      2,836     13,177      9,626      6,831      8,527      9,383
 Interest portion of lease
  rentals .....................        0          0          0          0          0          0          0
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Total fixed charges .........   12,755      2,836     13,177      9,626      6,831      8,527      9,383
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
Earnings before income taxes,
 and fixed charges ............  $19,949    $16,589    $71,232    $84,921    $56,880    $50,113    $46,459
                                =========  =========  =========  =========  =========  =========  =========
Ratio of earnings to fixed
 charges ......................    1.564      5.849      5.406      8.822      8.327      5.877       4.951
                                =========  =========  =========  =========  =========  =========  =========
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